EXHIBIT 99.1

Heritage Oaks Bancorp Announces Planned Retirement of CEO, Lawrence P. Ward

PASO ROBLES, Calif., Jan. 28, 2011 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (Nasdaq:HEOP) (the "Company"), parent company of Heritage Oaks Bank (the "Bank"), announced that the Company's President and Chief Executive Officer and the Bank's Chief Executive Officer, Lawrence P. Ward, announced to the Board of Directors of both the Company and Bank his intention to retire by the end of 2011. The Company and Bank have begun the process of identifying Mr. Ward's successor, as outlined in its succession plan, through a search which will include both internal and external candidates. Mr. Ward will continue to serve as a member of the Board of Directors of the Company and Bank after he retires.

Michael J. Morris, Chairman of the Company and Bank said, "In the eighteen years that Larry Ward led Heritage Oaks Bank, we have grown to a one billion dollar bank and the leading community bank on the Central Coast. We are grateful for Larry's leadership and look forward to his continuing contribution as a member of our Board."

Larry Ward noted, "After a long and rewarding career in banking, I am looking forward to retirement. Over these past 18 years I have had the privilege of working with many extremely talented Bankers and Bank Directors. Today, Heritage Oaks Bank is a leader among community banks in California and I am looking forward to continuing my relationship with Heritage Oaks as a member of the Board of Directors."

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Securities Laws Matters

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the Company's and Bank's ability to successfully comply with the previously announced regulatory proceedings to which they are subject, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT: Heritage Oaks Bancorp
         Michael Morris, Chairman
         (805) 369-5200